UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Hersha Hospitality Trust
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 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hersha Hospitality Trust

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 21, 2009

To the Shareholders of
HERSHA HOSPITALITY TRUST:

The annual meeting of shareholders (the “Annual Meeting”) of Hersha Hospitality Trust (the “Company”) will be held at the Penn Mutual Towers, 510 Walnut Street, 9th floor, Philadelphia, Pennsylvania 19106 on May 21, 2009, at 9:00 a.m. Eastern Time, for the following purposes:

(1)	To elect Class II trustees to serve until the annual meeting of shareholders in 2011 and until their successors are duly elected and qualify.

(2)	To consider and vote on a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm to serve for 2009.

(3)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record as of the close of business on March 31, 2009 are entitled to notice of, and to vote at, the Annual Meeting.

There is attached to this Notice of Annual Meeting of Shareholders a Proxy Statement that contains further information regarding the Annual Meeting and the nominees for election to the Board of Trustees.  The Proxy Statement and other materials for the Annual Meeting, including the Company’s 2008 Annual Report, are available on the Company’s website, www.hersha.com.

Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented and voted at the Annual Meeting.  You may authorize your proxy through the Internet or by telephone as described on the proxy card attached to the Proxy Statement.  Alternatively, you may authorize your proxy by signing and returning the proxy card attached to the Proxy Statement in the enclosed envelope.  You may revoke your proxy and vote in person at the Annual Meeting by (1) executing and submitting a later dated proxy card that is received prior to May 21, 2009, (2) subsequently authorizing a proxy through the Internet or by telephone, (3) sending a written revocation or your proxy to the Company’s Corporate Secretary or (4) attending the Annual Meeting and voting in person.

BY ORDER OF THE BOARD OF TRUSTEES

/s/ David L. Desfor

David L. Desfor
Corporate Secretary

44 Hersha Drive
Harrisburg, Pennsylvania 17102
April 15, 2009

HERSHA HOSPITALITY TRUST
44 HERSHA DRIVE
HARRISBURG, PENNSYLVANIA 17102

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2009

GENERAL INFORMATION

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Trustees of Hersha Hospitality Trust (“we,” “us,” “our,” “Hersha” or the “Company”) for use at the annual meeting of shareholders to be held on May 21, 2009 (the “Annual Meeting”) and at any adjournment or postponement thereof. The mailing address of the principal executive offices of the Company is 44 Hersha Drive, Harrisburg, Pennsylvania 17102. The Company’s proxy materials, including this Proxy Statement and the attached proxy statement, together with the Notice of Annual Meeting of Shareholders (the “Notice”) and the Company’s 2008 Annual Report to Shareholders, are first being mailed to the shareholders of the Company on or about April 15, 2009.  This Proxy Statement and other materials for our Annual Meeting of Shareholders, including our Annual Report, are available on our website, www.hersha.com.

THE PROXY SOLICITATION

Solicitation of Proxies

The solicitation of proxies is being made primarily by the use of standard mail. The cost of preparing and mailing this Proxy Statement and accompanying proxy materials, and the cost of any supplementary proxy solicitations, which may be made by mail, telephone or personally by trustees, officers and employees of the Company, will be borne by the Company. No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

How To Vote

You may authorize your proxy over the Internet (at www.proxyvote.com), by telephone (at 1-800-690-6903) or by executing and returning the proxy card attached to this Proxy Statement. Once you authorize a proxy, you may revoke that proxy by (1) executing and submitting a later dated proxy card prior to May 21, 2009, (2) subsequently authorizing a proxy through the Internet or by telephone, (3) sending a written revocation of your proxy to our Corporate Secretary at its principal executive office, or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without submitting a new proxy or voting in person will not automatically revoke the prior authorization of your proxy. Only the last vote of a shareholder will be counted.

If you hold shares in “street name” (i.e., through a bank, broker or other nominee), you will receive instructions from your nominee that you must follow in order to have your proxy authorized, or you may contact your nominee directly to request these instructions.

Shareholders Entitled To Vote

Only holders of record of the Company’s common shares of beneficial interest, $0.01 par value per share (“common shares”), at the close of business on March 31, 2009 (the “record date”) are entitled to notice of, and to vote at, the Annual Meeting.  On the record date, there were 48,292,360 common shares outstanding.  Each shareholder of record is entitled to one vote per common share.  Cumulative voting is not permitted in the election of trustees.

Attending the Annual Meeting In Person

If you would like to attend the Annual Meeting in person, you will need to bring an account statement or other evidence acceptable to us of ownership of your common shares as of the close of business on the record date. If you hold common shares in “street name” and wish to vote in person at the Annual Meeting, you will need to contact your nominee and obtain a proxy from your nominee and bring it to the Annual Meeting.

How Votes Will Be Counted

The holders of a majority of the outstanding common shares as of the close of business on the record date, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Shares that reflect votes withheld from any nominee for election to the Board of Trustees, abstentions with respect to the proposal related to the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year and “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers, banks or other nominees as to which voting instructions have not been received from “street name” holders and with respect to which brokers, banks or other nominees do not have discretionary power to vote pursuant to the rules of the New York Stock Exchange (the “NYSE”)) will count for the purposes of determining a quorum, but will have no effect on the result of the vote on the proposals to be considered and voted on at the Annual Meeting.

OWNERSHIP OF THE COMPANY’S SHARES OF BENEFICIAL INTEREST

The following table sets forth certain information, as of December 31, 2008, regarding the beneficial ownership of the Company’s common shares by each person known to the Company to be the beneficial owner of more than five percent of the Company’s common shares.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class

Barclays Global Investors, NA (and related entities) 400 Howard Street San Francisco, California 94105	4,042,059(1)	8.37%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,529,379(2)	7.31%
_____________________
(1)
According to a Schedule 13G jointly filed on February 5, 2009, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG control these shares.

(2)
According to a Schedule 13G filed on February 13, 2009, The Vanguard Group, Inc. has shared voting power over 65,882 common shares and sole power to dispose of 3,529,379 common shares. According to this Schedule 13G, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group, Inc., is the beneficial owner 65,882 common shares and has the power to direct the voting of those shares.

The following table sets forth certain information, as of March 31, 2009, regarding the beneficial ownership of the Company’s common shares and Series A preferred shares of beneficial interest (“Series A preferred shares”) by (i) each of the Company’s trustees and trustee nominees, (ii) each of the Company’s “named executive officers” (as defined under the heading “Compensation Discussion & Analysis” below), and (iii) the Company’s trustees and executive officers as a group.  At March 31, 2009, there were 48,292,360 common shares outstanding and 2,400,000 Series A preferred shares outstanding.  Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the common shares and/or Series A preferred shares beneficially owned by that person. The address for each of the Company’s trustees and executive officers is Hersha Hospitality Trust, 44 Hersha Drive, Harrisburg, Pennsylvania 17102.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)(2)		Percentage of Class Beneficially Owned(3)	Number of Series A Preferred Shares Beneficially Owned	Percentage of Class Beneficially Owned
Hasu P. Shah	579,489	(4)	1.2%	-	-
Jay H. Shah	1,868,290	(5)	3.7%	-	-
Neil H. Shah	1,841,468	(6)	3.7%	-	-
Ashish R. Parikh	157,575	(7)	*	-	-
Michael R. Gillespie	21,903		*	-	-
David L. Desfor	218,700	(8)	*	-	-
Thomas S. Capello	12,819		*	-	-
Thomas J. Hutchison	141,897	(9)	*	-	-
Donald J. Landry	39,319		*	1,000	*
Michael A. Leven	57,619		*	9,000	*
Kiran P. Patel	696,113		1.4%	3,000	*
John M. Sabin	26,140	(10)	*	-	-
All executives officers and trustees as a group (12 persons)	5,661,332		10.7%	13,000	*
_____________________
*	Represents less than one percent of the outstanding shares of the class of securities indicated in the table above.

(1)
Includes the total number of common shares issuable upon redemption of partnership units in Hersha Hospitality Limited Partnership, the Company’s operating partnership subsidiary (the “Operating Partnership” or “HHLP”).  Partnership units are redeemable by the holder for cash, or at the Company’s option, an equivalent number of common shares.

(2)
Includes restricted common shares, some of which are subject to forfeiture restrictions which lapse ratably over time.  The restricted common shares were issued by the Company to certain executive officers under the Company’s equity incentive plan in the following amounts:  Hasu P. Shah-37,385 shares; Jay H. Shah-188,290 shares; Neil H. Shah-184,290 shares; Ashish R. Parikh-75,191 shares; Michael R. Gillespie-14,840 shares; David L. Desfor-1,250 shares; and Kiran P. Patel-250 shares.

(3)
The total number of common shares outstanding used in calculating the percentage ownership of each person assumes that the partnership units held by each person, directly or indirectly, are redeemed for common shares and none of the partnership units held by other persons are redeemed for common shares.

(4)
Includes 455,496 common shares issuable upon redemption of partnership units and 86,608 common shares, all of which are held indirectly by Shree Associates, a family limited partnership that is controlled by Mr. Hasu P. Shah.

(5)
Includes 860,713 common shares issuable upon redemption of partnership units held indirectly by JSK Associates, a family limited partnership that is controlled by Mr. Jay H. Shah.  Also includes 760,804 partnership units held indirectly through The Hasu and Hersha Shah Trust FBO Jay H. Shah, the trustee of which is an unaffiliated third party.  Mr. Jay Shah does not exercise voting or investment power over the securities held by the trust.  The inclusion of securities held by the trust in the table above shall not be construed as an admission that Mr. Jay Shah is, for purposes of Section 13(d) or Section 13(g) of the Exchange Act, the beneficial owner of such securities.

(6)
Includes 772,280 common shares issuable upon redemption of partnership units.  Also includes 832,215 partnership units held indirectly through The Hasu and Hersha Shah Trust FBO Neil H. Shah, the trustee of which is an unaffiliated third party.  Mr. Neil Shah does not exercise voting or investment power over the securities held by the trust.  The inclusion of securities held by the trust in the table above shall not be construed as an admission that Mr. Neil Shah is, for purposes of Section 13(d) or Section 13(g) of the Exchange Act, the beneficial owner of such securities.

(7)	Includes 54,046 common shares issuable upon redemption of partnership units.
(8)	Includes 211,900 common shares issuable upon redemption of partnership units.
(9)	Includes 7,000 common shares that are held indirectly by Mr. Hutchison’s wife and with respect to which he shares voting and investment power.
(10)	Includes 1,150 common shares that are held indirectly by Mr. Sabin’s wife and with respect to which he shares voting and investment power.

BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

Certain information regarding the Company’s trustees and executive officers is set forth below.

Name	Age	Position

Hasu P. Shah	64	Chairman of the Board and Class II Trustee
Jay H. Shah	40	Chief Executive Officer and Class I Trustee
Neil H. Shah	35	President and Chief Operating Officer
Ashish R. Parikh	39	Chief Financial Officer
Michael R. Gillespie	36	Chief Accounting Officer
David L. Desfor	48	Treasurer and Corporate Secretary
Thomas S. Capello*	65	Class I Trustee
Thomas J. Hutchison III*	67	Class I Trustee
Donald J. Landry*	60	Class I Trustee
Michael A. Leven*	71	Class II Trustee
Kiran P. Patel	59	Class II Trustee
John M. Sabin*	54	Class II Trustee
_____________________
*	“Independent” pursuant to the corporate governance standards of the NYSE as determined by a vote of the Board of Trustees.

Board of Trustees

Hasu P. Shah has been the Chairman of the Board and a Class II trustee since our inception in 1998 and was our Chief Executive Officer until his retirement in 2005. Mr. Shah is also the founder and Chief Executive Officer of the Hersha Group. Mr. Shah founded Hersha with the purchase of a single hotel in Harrisburg, Pennsylvania in 1984. In the last twenty five years, Mr. Shah has developed, owned, or managed over fifty hotels across the Eastern United States and started affiliated businesses in general construction, purchasing, and hotel management. He has earned numerous awards including the Entrepreneur of the Year, the Creating a Voice award, and was named a Fellow of Penn State University. Mr. Shah and his wife, Hersha, are active members of the local community and remain involved with charitable initiatives in India as well. Mr. Shah has been an active Rotarian for nearly twenty five years and continues to serve as a Trustee of several community service and spiritual organizations including Vraj Hindu Temple and the India Heritage Research Foundation. Mr. Shah received a Bachelors of Science degree in Chemical Engineering from Tennessee Technical University and obtained a Masters degree in Administration from Pennsylvania State University. Mr. Shah is also an alumnus of the Owner and President’s Management program at Harvard Business School. Mr. Shah is the father of Jay H. Shah, our Chief Executive Officer and Neil H. Shah, our President and Chief Operating Officer.

Thomas S. Capello has served as a Class I trustee since our initial public offering in January of 1999.  He has been President and a principal of Bank Realty LP, a partnership engaged in sale/leaseback transactions of bank properties, since 2000. He is also currently President of 1st Capital Group, Inc. which provides debt and equity placement for small businesses. From 1988 to 1999, Mr. Capello was the President, Chief Executive Officer and Director of First Capitol Bank in York, Pennsylvania. From 1983 to 1988, Mr. Capello served as Vice President and Manager of the Loan Production Office of The First National Bank of Maryland. Prior to his service at The First National Bank of Maryland, Mr. Capello served as Vice President and Senior Regional Lending Officer at Commonwealth National Bank and worked at the Pennsylvania Development Credit Corporation. Mr. Capello is a Director and Treasurer for the Ben Franklin Venture Investment Forum and is a Board member of the Pennsylvania Angel Network. Mr. Capello is a graduate of the Stonier Graduate School of Banking at Rutgers University and holds an undergraduate degree with a major in Economics from the Pennsylvania State University.

Thomas J. Hutchison III has served as a Class I trustee since September 2009.  From May 2003 to April 2007, Mr. Hutchison was the Chief Executive Officer of CNL Hotels & Resorts, Inc. (“CNL”), a real estate investment trust that owned hotels and resort properties.  During that same time period, Mr. Hutchison held various other executive officer positions with companies affiliated with CNL, including but not limited to President and Chief Executive Officer of CNL Hotel Investors, Inc. and Chief Executive Officer of CNL Income Properties, Inc.  Since April 2007, Mr. Hutchison has served as a consultant with Hutchison Advisors, Inc., a real estate services company.  Mr. Hutchison is currently a director for, KSL Capital Partners LLC, ClubCorp, Inc., U.S. Chamber of Commerce, Vision360, and The Trinity Forum and was formerly a director for ING DIRECT USA.  He is also a member of The Real Estate Roundtable, the Industry Real Estate Financing Advisory Council (IREFAC), Leadership Council for Communities in Schools, Advisory Council of the Erickson School of Aging Studies and serves on the Advisory Editorial Board of GlobalHotelNetwork.com.  Additionally, he serves as a senior advisor to various service industry public companies.  Mr. Hutchison attended Purdue University and the University of Maryland Business School.

Donald J. Landry has served as a Class I trustee since April 2001.  He is president and owner of Top Ten, an independent hospitality industry consulting company. Mr. Landry has over forty years of lodging and hospitality experience in a variety of leadership positions. Most recently, Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. Mr. Landry has also served as President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management. Mr. Landry currently serves on the corporate advisory boards of Unifocus and Campo Architects and numerous nonprofit boards. Mr. Landry is a frequent guest lecturer at Johnson and Wales University and the University of New Orleans. Mr. Landry holds a Bachelor of Science from the University of New Orleans and was the University’s Alumnus of the Year in 1999. Mr. Landry is a Certified Hotel Administrator,

Michael A. Leven has served as a Class II trustee since May 2001.  Mr. Leven is President and Chief Operating Officer of the Las Vegas Sands Corporation.  From 2007 until March 2009, he served as Chief Executive Officer of the Georgia Aquarium.  He has also been the Vice Chairman of the Marcus Foundation, a philanthropic organization founded by Bernie Marcus, co-founder of The Home Depot, Inc, since 2001. From 1995 to December 2006 Mr. Leven was the Chairman and Chief Executive Officer of US Franchise Systems, Inc. (USFS), which franchises the Microtel Inn & Suites and Hawthorn Suites hotel brands. Prior to forming USFS in 1995, he was president and chief operating officer of Holiday Inn Worldwide. During his five-year tenure, Mr. Leven oversaw the launch and significant growth of the new Holiday Inn Express brand. From 1985 to 1990, Mr. Leven was president of Days Inn of America. Mr. Leven led Days Inn through a reorganization resulting in significant growth from a regional chain to one of the largest brands in the world. Mr. Leven is a co-founder of the Asian American Hotel Owners Association (AAHOA) which now has over 7,000 members. Mr. Leven serves on the boards of The Marcus Institute, the Las Vegas Sands Corporation and the Georgia Aquarium. Mr. Leven holds a Bachelor of Arts from Tufts University and a Master of Science from Boston University.

Kiran P. Patel has served as a Class II trustee since May 2007. He served as our Corporate Secretary from 1998 to April 2007 and has been a principal of the Hersha Group since 1993. Prior to 1993, Mr. Patel was employed by AMP Incorporated an electrical component manufacturer, in Harrisburg, Pennsylvania. Mr. Patel serves on various boards of directors for community service organizations. Mr. Patel received a Bachelor of Science degree in Mechanical Engineering from M.S. University of India and obtained a Masters of Science degree in Industrial Engineering from the University of Texas in Arlington.

John M. Sabin has served as a Class II trustee since June 2003.  He is currently the Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc. From 2000 to 2004, Mr. Sabin was the Chief Financial Officer, General Counsel and Secretary of NovaScreen Biosciences Corporation, a private bioinformatics and contract research biotech company. Prior to joining NovaScreen, Mr. Sabin served as an executive with Hudson Hotels Corporation, Vistana, Inc., Choice Hotels International, Inc., Manor Care, Inc. and Marriott International, Inc. Mr. Sabin also serves on the Boards of Prime Group Realty Trust and North American Scientific, Inc. Mr. Sabin received Bachelor of Science degrees in Accounting and University Studies, a Masters of Accountancy and a Masters of Business Administration from Brigham Young University and also received a Juris Doctor from the J. Reuben Clark Law School at Brigham Young University. Mr. Sabin is a licensed CPA and is admitted to the bar in several states. Mr. Sabin serves on the Audit Committee for Prime Group Realty Trust and North American Scientific, Inc. The Board has determined that Mr. Sabin’s service on these multiple audit committees does not detract from his service to our audit committee.

Jay H. Shah has served as a Class I trustee since January 2006.  He was named Chief Executive Officer and a Trustee as of January 1, 2006. Prior thereto, Mr. Shah had served as our President and Chief Operating Officer since September 3, 2003. Until September 2003, Mr. Shah was a principal in the law firm of Shah & Byler, LLP, which he founded in 1997, and managing director of the Hersha Group. Mr. Shah previously was a consultant with Coopers & Lybrand LLP, served the late Senator John Heinz on Capitol Hill, and was employed by the Philadelphia District Attorney’s office and two Philadelphia-based law firms. Mr. Shah received a Bachelor of Science degree from the Cornell University School of Hotel Administration, a Masters degree from the Temple University School of Business Management and a law degree from Temple University School of Law. Mr. Shah is the son of Hasu P. Shah, our Chairman and the brother of Neil H. Shah, our President and Chief Operating Officer.

Executive Officers

Neil H. Shah was named President and Chief Operating Officer as of January 1, 2006. Prior thereto, Mr. Shah had served as our Executive Vice President since January 2005. Prior to that, he served as our Director of Acquisitions & Development since May 2002 and had been a principal of the Hersha Group since 2000. Prior to joining Hersha, he served in senior management positions with the Advisory Board Company and the Corporate Executive Board. Mr. Shah graduated with honors from the University of Pennsylvania and the Wharton School with degrees in Political Science and Management. Mr. Shah earned his M.B.A. from the Harvard Business School. Mr. Shah is the son of Hasu P. Shah, our Chairman and brother of Jay H. Shah, our Chief Executive Officer.

Ashish R. Parikh has been Chief Financial Officer of Hersha Hospitality Trust since 1999. Previously, Mr. Parikh was Assistant Vice President in the Mergers and Acquisition Group for Fleet Financial Group where he developed valuable expertise in numerous forms of capital raising activities including leveraged buyouts, bank syndications and venture financing. Mr. Parikh has also been employed by Tyco International, Ltd. and practiced as a Certified Public Accountant with Ernst & Young LLP. Mr. Parikh received his M.B.A. from New York University and a B.B.A. from the University of Massachusetts at Amherst.

Michael R. Gillespie has served as our Chief Accounting Officer since June 2005. Prior to that he was the Manager, Financial Policy & Controls for Tyco Electronics Corporation, a manufacturer of electronic components, from June 3, 2003, until June 17, 2005. Previously, he was Senior Manager in the Audit and Assurance Practice at KPMG, LLP and Experienced Manager in the Audit and Business Advisory Practice at Arthur Andersen LLP. Mr. Gillespie received his B.S.B.A in Accounting from Bloomsburg University of Pennsylvania. Mr. Gillespie is a licensed Certified Public Accountant.

David L. Desfor has served as Treasurer of Hersha since December 2002 and as Corporate Secretary since April 2007. Previously, Mr. Desfor had been a principal and comptroller of the Hersha Group since 1992. Mr. Desfor previously co-founded and served as President of a hotel management company focused on conference centers and full service hotels. Mr. Desfor earned his undergraduate degree from East Stroudsburg University in Hotel Administration.

Biographical information for Hasu P. Shah, the Company’s Chairman of the Board, and Jay H. Shah, the Company’s Chief Executive Officer, is set forth above under “—Board of Trustees.”

PROPOSAL ONE—ELECTION OF TRUSTEES

The Board of Trustees currently has eight members.  The Company’s Declaration of Trust divides the Board of Trustees into two classes, as nearly equal in number as possible.  Each Class I trustee is serving a two-year term expiring at the 2010 annual meeting of shareholders.  Each Class II trustee is serving a two-year term expiring at the Annual Meeting.  Generally, one full class of trustees is elected by the shareholders of the Company at each annual meeting.  The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, nominated Messrs. Hasu P. Shah, Michael A. Leven, Kiran P. Patel and John M. Sabin for election at the Annual Meeting as Class II trustees.  If elected, these individuals will serve as Class II trustees until the 2011 annual meeting of shareholders and until their successors are duly elected and qualify.  Each of the nominees presently is serving as a Class II trustee.

Unless you direct otherwise in the proxy card attached to this Proxy Statement, the persons named as proxies will vote your proxy for the election of Messrs. Hasu Shah, Leven, Patel and Sabin as Class II trustees.  If any nominee becomes unavailable or unwilling to serve as a trustee, the persons named as proxies in the attached proxy card will vote your proxy for an alternate nominee that has been nominated by the Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee. Alternatively, the Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, may reduce the size of the Board of Trustees and the number of nominees standing for election at the Annual Meeting.  Proxies will only be voted for the nominees named above or their alternates.  Each nominee for election to the Board of Trustees as a Class II trustee has indicated that he is willing to serve if elected.  The Board of Trustees has no reason to doubt that any nominee for election will be unable or unwilling to serve if elected.

A plurality of all the votes cast at the Annual Meeting, if a quorum is present, is sufficient to elect each trustee.  Cumulative voting is not permitted in the election of trustees.  Consequently, each shareholder is entitled to one vote for each common share held in the shareholder’s name.  Under Maryland law, shares that reflect votes withheld from any nominee for election to the Board of Trustees will be counted for the purpose of determining the presence of a quorum but will have no effect on the result of this vote.  A broker non-vote will have no effect on the result of this vote.

The Board of Trustees recommends a vote “FOR” each of the Board of Trustee’s nominees for election to the Board of Trustees as a Class II trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, the Company’s trustees and executive officers are required to report their ownership of common shares and any changes in ownership to the Securities and Exchange Commission (the “SEC”). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Based solely on a review of the copies of such reports received by the Company and on written representations from certain reporting persons that no reports were required for those persons, we believe that the only filing deficiencies under Section 16(a) by our trustees and executive officers in the year ended December 31, 2008 are as follows: three late filings by Donald J. Landry, a trustee, with respect to four transactions; five late filings by Michael A. Leven, a trustee, with respect to nine transactions; and one late filing by Kiran P. Patel, a trustee, with respect to one transaction.

CORPORATE GOVERNANCE

Trustee Independence

The Company has been listed on the NYSE since May 2008, and is subject to the corporate governance standards of the NYSE. From the date of the Company’s initial public offering until May 2008, the Company was listed on the American Stock Exchange.

The Board of Trustees has determined that the following members of the Board are independent, as that term is defined under the corporate governance standards of the NYSE:  Thomas S. Capello, Thomas J. Hutchison III, Donald J. Landry, Michael A. Leven and John M. Sabin. The Board of Trustees has adopted categorical standards to assist it in making determinations of independence.  All trustees identified as independent in this Proxy Statement meet these standards.

The categorical standards adopted by the Board of Trustees are as follows:

•
No trustee qualifies as "independent" unless the Board of Trustees affirmatively determines that the trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

•
A trustee is not independent if the trustee is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•
A trustee is not independent if the trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
A trustee is not independent if (A) the trustee is a current partner or employee of a firm that is the company's internal or external auditor; (B) the trustee has an immediate family member who is a current partner of such a firm; (C) the trustee has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (D) the trustee or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time.

•
A trustee is not independent if the trustee or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

•
A trustee is not independent if the trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

Meetings of the Board of Trustees

The Company’s business is managed under the general direction of the Board of Trustees as provided by the Company’s Bylaws and Maryland law.  The Board of Trustees holds regular quarterly meetings during the Company’s fiscal year and holds additional meetings as needed in the ordinary course of business. The Board of Trustees held a total of eight meetings during 2008, four in person and four by conference call.  Except for Thomas J. Hutchison III, who joined the Board of Trustees in September of 2008, each of the trustees attended at least 75% of the aggregate of (i) the total number of the meetings of the Board of Trustees and (ii) the total number of meetings of all committees of the Board on which the trustee then served.

Committees of the Board of Trustees

The Board of Trustees presently has an Audit Committee, Compensation Committee, Acquisition Committee and a Nominating and Corporate Governance (NCG) Committee.  The Board of Trustees may, from time to time, form other committees as circumstances warrant.  These committees have authority and responsibility as delegated by the Board of Trustees.

Audit Committee

The Board of Trustees has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For 2008, the Audit Committee consisted of Messrs. Capello (Chairman), Hutchison (since his appointment to the Board), Landry and Sabin, all of whom meet the NYSE’s and SEC’s standards of independence.  The Audit Committee is responsible for engaging the Company’s independent registered public accounting firm (the “independent accountants”), reviewing with the independent accountants the plans and results of the audit engagement, approving professional services provided by the independent accountants, reviewing the independence of the independent accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls.  The Audit Committee held eight meetings, four in person and four by conference call, during 2008 and discussed relevant topics regarding financial reporting and auditing procedures.  The Board of Trustees has adopted a written charter for the Audit Committee, which is available on the Company’s website.

The Board of Trustees has determined that each of Mr. Capello and Mr. Sabin is an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Trustees has also determined that each of the members of the Audit Committee is financially literate and at least one member of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by the Board of Trustees. For more information, please see “The Audit Committee Report” beginning on page 29.

Compensation Committee

For 2008, the Compensation Committee consisted of Messrs. Leven (Chairman), Hutchison (since his appointment to the Board), Landry and Sabin, all of whom are independent trustees.  The Compensation Committee makes recommendations to the Board of Trustees with regard to compensation for the Company’s executive officers and administers the Company’s equity incentive plan. The Compensation Committee may form and delegate its authority to subcommittees when appropriate.  The Compensation Committee held four meetings, two in person and two by conference call, during 2008 and discussed relevant topics regarding executive compensation and established a formal compensation plan for all officers and trustees.  The Board of Trustees has adopted a written charter for the Compensation Committee, which is available on our website. For more information about the Compensation Committee, please see the “Compensation Discussion and Analysis” beginning on page 13.

Nominating and Corporate Governance (NCG) Committee

For 2008, the NCG Committee consisted of Messrs. Sabin (Chairman), Capello and Leven, all of whom are independent trustees.  The NCG Committee recommends candidates for election as trustees and in some cases the election of officers.  The NCG Committee also develops and recommends to the Board of Trustees a set of corporate governance guidelines and annually reviews these guidelines, considers questions of possible conflicts of interest of trustees and executive officers and remains informed about existing and new corporate governance standards mandated by the SEC and the NYSE.  The NCG Committee held five meetings, four in person and one by conference call, during 2008. The Board of Trustees has adopted a written charter for the NCG Committee, which is available on our website.

Acquisition Committee

For 2008, the Acquisition Committee consisted of Messrs. Landry (Chairman), Hutchison (since his appointment to the Board), Leven and Sabin, all of whom are independent.  The Acquisition Committee establishes guidelines for acquisitions to be presented to the Board of Trustees and leads the Board in its review of potential acquisitions presented by management.  The Acquisition Committee makes recommendations to the Board and senior management regarding acquisitions and reviews the due diligence conducted on all properties.  The Acquisition Committee held five meetings, four in person and one by conference call, during 2008.  The Board of Trustees has adopted a written charter for the Acquisition Committee, which is available on our website.

Availability of Corporate Governance Documents

The Company makes available on its website (www.hersha.com) copies of its corporate governance documents, including charters of the Audit, Compensation, NCG and Acquisition Committees, its Corporate Governance Guidelines and its Code of Ethics.  The Company will post any future changes to these corporate governance documents on its website and may not otherwise publicly file such changes.  The Company’s regular filings with the Securities and Exchange Commission and its trustees’ and executive officers’ filings under Section 16(a) of the Exchange Act are also available on the Company’s website.

Trustee Nominating Process

The NCG Committee performs the functions of a nominating committee and will actively seek, screen and recommend trustee candidates for nomination by the Board of Trustees, consistent with criteria approved by the Board of Trustees, including, without limitation, strength of character, maturity of judgment, independence, expertise in the hospitality industry, experience as a senior executive or with corporate strategy initiatives generally, diversity and the extent to which the candidate would fill a present need on the Board of Trustees. The NCG Committee Charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by the Board of Trustees.

The charter of the NCG Committee provides that the NCG Committee will consider shareholder recommendations for trustee candidates.  Shareholders should submit any such recommendations for consideration by the NCG Committee through the method described under “—Communications with the Board of Trustees” below.  In addition, in accordance with the Company’s Bylaws, any shareholder of record entitled to vote for the election of trustees at the applicable meeting of shareholders may nominate persons for election to the Board of Trustees if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in “—Shareholder Proposals and Nominations for the 2010 Annual Meeting” below.

The NCG Committee evaluates each candidate’s qualifications to serve as a member of the Board of Trustees based on his or her skills and characteristics, as well as the composition of the board as a whole.  In addition, the NCG Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the board’s needs.

Communications with the Board of Trustees

Shareholders may communicate with the Board of Trustees, including the NCG Committee, or with specified individual trustees, in writing c/o Hersha Hospitality Trust, 44 Hersha Drive, Harrisburg, Pennsylvania 17102, Attention: Corporate Secretary. The Company’s Corporate Secretary will review all correspondence to the Board of Trustees, the NCG Committee or any specified individual trustee and will forward all appropriate communications to the Board of Trustees, the NCG Committee or any specified individual trustee.

Executive Sessions of the Board of Trustees; Lead Trustee

The Company believes that it is important to promote open discussion among the non-management trustees (i.e., those trustees who are not executive officers), and it schedules regular executive sessions in which those trustees meet without management participation. Under the corporate governance standards of the NYSE, a non-management trustee must preside over each executive session of the non-management trustees. Michael A. Leven was chosen to preside at all of these meetings in 2008 as the Company’s Lead Trustee.  In 2009, Donald J. Landry will serve as the Company’s Lead Trustee.  In addition to chairing all executive sessions of the Board of Trustees, the Lead Trustee presides at all meetings of the Board of Trustees at which the Chairman of the Board is not present, has the authority to call meetings of the independent trustees and has such other duties as the Board of Trustees may determine from time to time.  Because the non-management trustees include certain trustees who are not deemed to be independent under the corporate governance standards of the NYSE, the Company schedules at least one executive session of the independent trustees per year.  Shareholders may communicate with the Lead Trustee or the non-management trustees by following the procedure described above under “—Communications with the Board of Trustees.”

Trustee Attendance at the Annual Meeting

The Board of Trustees has adopted a policy regarding trustee attendance at the Annual Meeting which specifies that all trustees should attend the Annual Meeting. All of the trustees serving on the board at the time attended the annual meeting of shareholders in 2008.

CODE OF ETHICS

Our Board of Trustees has adopted a Code of Ethics that applies to all of the Company’s trustees, executive officers and employees.  The Code of Ethics is posted on the Company’s website, www.hersha.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from the Code of Ethics granted to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other executive officers by posting such information on the Company’s website.

COMPENSATION OF TRUSTEES

In 2008, each non-management trustee was paid $20,000 for their service on the Board.  In addition, the chairman of the Audit Committee was paid $12,500, the chairman of the Acquisition Committee was paid $2,500, the chairman of the Compensation Committee was paid $2,000, and the chairman of the NCG Committee was paid $1,500.  All of the non-management trustees were paid a $1,000 attendance fee for in-person board meetings, a $500 attendance fee for in-person committee meetings and a $500 attendance fee for telephonic board and committee meetings. The Company’s Lead Trustee was paid an annual fee of $2,500.  Each independent trustee received 2,500 common shares in 2008.  The Company reimburses all trustees for their reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees.  The Compensation Committee has determined that any executive officer who serves on the Board of Trustees will not receive any fees for service on the Board of Trustees.

The following table presents information relating to total compensation of the trustees for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Total

Hasu P. Shah (1)	$-	$-	$-
Jay H. Shah (1)	-	-	-
Kiran P. Patel	24,000	-	24,000
John M. Sabin	38,500	20,855	59,355
Michael A. Leven	37,500	20,855	58,355
Thomas S. Capello	45,000	20,855	65,855
Donald J. Landry	38,500	20,855	59,355
Thomas J. Hutchison III	13,500	7,400	20,900
_____________________
(l)
Hasu P. Shah, the Chairman of the Board of Trustees, and Jay H. Shah, our Chief Executive Officer, are compensated as named executive officers and do not receive compensation for their service on the Board of Trustees.

(2)
Represents expense recognized by the Company for financial statement reporting purposes in 2008 in accordance with SFAS No. 123R for restricted common share awards held by each trustee. Please see Note 9 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of share-based compensation expense.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is to establish an executive compensation program that is directly linked to the creation of shareholder value. In light of this philosophy, the Compensation Committee of the Board of Trustees (the “Compensation Committee”) sought to accomplish the following two primary objectives in establishing the compensation program for our executive officers, including the executive officers named in the Summary Compensation Table (or the “named executive officers”):

•	to provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified executives to continue to enhance long-term shareholder value; and

•	to provide annual and long-term incentives that emphasize performance-based compensation contingent upon achieving corporate and individual performance goals.

The Company believes that, by providing incentives and rewards to executive officers based primarily on the performance of the Company, its executive compensation program aligns the interests of its executive officers with those of its shareholders. The long-term performance of the Company is measured by the improvement in shareholder value while simultaneously maintaining a high degree of quality and timeliness with regard to financial reporting.

Business Overview

The Company invests primarily in institutional grade hotels in central business districts, primary suburban office markets and stable destination and secondary markets in the Northeastern United States and select markets on the West Coast. Our primary strategy is to continue to acquire high quality, upscale, mid-scale and extended-stay hotels in metropolitan markets with high barriers to entry in the Northeastern United States and other markets with similar characteristics. As of December 31, 2008, our portfolio consisted of 58 wholly owned limited and full service properties and interests in 18 limited and full service properties owned through joint venture investments.

The upscale and mid-scale, limited service segment of the hotel business is highly competitive. There are many competitors in our market segments, and new hotels are always being constructed. We also compete for hotel acquisitions with entities that have investment objectives similar to ours. The high degree of competition in the markets in which we compete for business creates substantial challenges for our executive officers in enhancing shareholder value.

Compensation Program Overview

Each named executive officer’s compensation package comprises five elements. A description of these five elements, and their function within the total compensation program, is shown below:

Element	Description	Function
Annual base salary	Annual fixed compensation	Provides basic economic compensation at a level consistent with competitive market practices; reflects officer responsibilities, experience and performance; encourages retention

Annual non-equity incentives	Annual cash awards payable upon the achievement of annual performance goals set by the Compensation Committee for the Company and the individual officer	Motivates and rewards officers for achievement of Company and individual goals

Long-term equity incentives
Long-term equity-based awards to executive officers under the Company’s 2008 Equity Incentive Plan, including options, stock appreciation rights, restricted stock, performance shares and incentive awards

Encourages executives to take actions to increase profitable growth and shareholder value as measured by increases in the Company’s stock price; motivates and rewards officers for sustained financial performance of the Company; strengthens mutuality of interests between officers and shareholders; increases retention; rewards stock price performance

Benefits	Health insurance, 401(k) plan participation, life insurance, disability insurance; not performance-based	Provides security for current and future needs of the executive officers and their families

Contractual arrangements	Employment agreements and change-in-control arrangements: Contingent amounts payable only if employment is terminated under certain conditions	Provides employment security; encourages the objective evaluation of potential changes to the Company’s strategy and structure

The Company believes the combination of these different elements provides a balance of rewards, incentives and benefits and enables the Company to meet its desired compensation objectives.

Process for Establishing Executive Compensation

The Compensation Committee is responsible for establishing and reviewing the elements of the compensation package for each of the named executive officers.

At the beginning of its annual compensation review process, the Compensation Committee receives a report prepared by management that contains publicly-available market data on executive compensation practices, pay levels and structures from companies management considers as peers. This allows the Compensation Committee, with input from management, to perform an analysis of the Company’s executive compensation practices versus those of its competitors.  In 2008, the Compensation Committee and management compared the Company’s executive compensation practices against the practices of the following publicly-traded hospitality REITs:  Ashford Hospitality Trust (AHT), DiamondRock Hospitality Company (DRH), FelCor Lodging Trust Incorporated (FCH), LaSalle Hotel Properties (LHO), Strategic Hotels & Resorts, Inc. (BEE) and Sunstone Hotel Investors, Inc. (SHO). We exclude Host Hotels & Resorts, Inc. (HST) from our comparison as it is substantially larger than us.

Once the Compensation Committee and management have studied the compensation practices of companies in the peer group, the Compensation Committee reviews the performance of the Company and each executive officer for the past fiscal year. Specifically, the Compensation Committee measures each executive officer’s performance by determining whether the Company and each individual officer has satisfied the performance objectives set by the Compensation Committee for the prior fiscal year.  Thereafter, the Compensation Committee determines the following items:

•	annual incentive compensation for the prior fiscal year;

•	long-term incentive compensation for the current fiscal year;

•	annual base salary for the current fiscal year;

•	annual incentive compensation ranges for the current fiscal year;

•	Company and officer-specific performance objectives for the current fiscal year; and

•	changes to the contractual arrangements with each executive officer.

The Compensation Committee considers a variety of factors in determining compensation for the executive officers. The main factors are as follows:

•
Market competitiveness. In setting compensation levels for the executive officers and other executives, the Compensation Committee aims to provide target compensation that approximates the 50th percentile or mid-market for peer companies. Individual compensation may be more or less than the median compensation amount when warranted by individual or corporate performance.

•
Performance. The Company’s policy is to provide its executive officers with compensation opportunities that are based upon their individual performance, the performance of the Company and their contribution to that performance. The Compensation Committee considers these performance factors when approving adjustments to the compensation of the executives.

•
Mix of annual and long-term compensation. Because the successful operation of the Company’s business requires an approach that balances short- and long-term performance, the program seeks to balance annual and long-term compensation.

•
The impact of cash vs. non-cash compensation. The Compensation Committee considers both the cost and the motivational value of the various components of compensation. The current pay elements are cash-based while the long-term incentive plans are equity-based.

•	Prior Compensation. The Compensation Committee considers both prior grants of equity-based compensation and prior annual compensation during their process to determine compensation levels.

Mr. Jay H. Shah, the Company’s Chief Executive Officer, participates in discussions with the Compensation Committee regarding the performance of the other named executive officers and the Compensation Committee considers these discussions when determining compensation for the other named executive officers.

From time to time, the Compensation Committee solicits advice from other experts on executive compensation, such as directors of peer companies and lawyers, on an as-needed basis to determine compensation standards that are fair and reflect the current market environment; accordingly, the Compensation Committee does not consult with these third parties during each annual compensation review process.  The Compensation Committee did not engage a compensation consultant to assist it in reviewing and determining 2008 executive compensation as the Company’s executive compensation program was not significantly modified as compared to its 2007 executive compensation program.

The Compensation Committee meets at least annually, without the Chief Executive Officer present, to evaluate his performance and to determine his compensation. In considering Mr. Jay H. Shah’s compensation, the Compensation Committee considers his principal responsibilities, which are to provide the Company with vision and strategic direction, to attract and retain highly qualified employees and to develop and to foster relationships with other hotel companies, developers and franchisors.

Elements of the Executive Compensation Program

In structuring the Company’s compensation program, the Compensation Committee has sought to utilize an effective mix of short- and long-term compensation elements to enhance executive performance. The elements of compensation provided to the executive officers include an annual base salary, annual incentive payments, long-term incentive compensation, benefits and compensation payable pursuant to certain contractual arrangements. The Compensation Committee considers the annual salary and annual incentive payments to be elements of short-term compensation, while any equity-based awards are considered to be an element of long-term compensation.

Annual Base Salary

Annual base salary creates a secure base of cash compensation for executives that is designed to be competitive with the market for talented executives. The Company’s objective is to compensate the executive officers with base salaries that approximate the 50th percentile for comparable positions in peer companies. The base salary for each officer is intended to reflect the level of the officer’s position within the Company, the individual’s current and sustained performance results and the current market for compensation of similarly situated officers at the peer companies. Each executive officer’s base salary is determined each year on the basis of these factors. The relative weight given to each factor varies with each position and individual and is within the sole discretion of the Compensation Committee.

In 2008, Hasu P. Shah’s salary remained $150,000. Jay H. Shah’s base salary was increased by 6% to $425,000 and Neil H. Shah’s salary was increased by 7% to $400,000. These increases reflected their continued managerial responsibility due to the growth of the Company during 2007 and growth objectives for 2008. Specifically, in 2007 the Company acquired an interest in seven additional hotel properties, hired three additional employees and significantly increased revenue and the Company’s capital base. In 2008, the Company acquired interests in six additional hotel properties, hired four additional employees and significantly increased revenue. Increases for the other named executive officers were 10%, generally reflecting (1) the Company’s performance and (2) their individual performance.  The Compensation Committee has not increased annual base salary for any of the named executive officers for 2009 and, as such, 2009 base salaries for these executives remain at the 2008 levels.

Annual Non-Equity Incentive Compensation

Annual non-equity incentive compensation plans are designed to provide financial incentives for the executive officers because the Company believes their performance in fulfilling the responsibilities of their positions can significantly affect the profitable growth and future prospects of the Company.  The annual non-equity incentive compensation plans provide an opportunity for the executive officers to earn additional annual cash compensation based upon the following factors:

•	the Company’s satisfaction of certain financial metrics as determined by the Compensation Committee; and

•	the individual officer’s satisfaction of certain qualitative and quantitative performance objectives as determined by the Compensation Committee;

2008 Annual Non-Equity Incentive Compensation

For the 2008 fiscal year, the Compensation Committee established an incentive compensation program for certain executive officers.  The executive officers participating in this program are eligible to receive a non-equity incentive award ranging between 15% to 125% of their 2008 annual base salary.  The Compensation Committee refers to this program as the Company’s 2008 annual non-equity incentive compensation plan (the “2008 Incentive Plan”).  The 2008 Incentive Plan is not set forth in a written agreement and Hasu P. Shah, the Company’s Chairman of the Board, does not participate in the 2008 Incentive Plan.  Such incentive awards could be earned on the basis of the Company’s attainment of certain financial metrics together with the satisfaction of specific individual performance objectives that have been determined by the Compensation Committee.

Eligibility for the minimum non-equity incentive award occurred when adjusted funds from operations, or AFFO, per share increased by at least 5% from 2007 AFFO.  Eligibility for the higher tier incentive award occurred when AFFO per share increased by at least 10% from 2007 AFFO.  The Compensation Committee considers AFFO per share to be a meaningful measure of our operating performance because it excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure.

In determining AFFO per share, the Company first calculates funds from operations (“FFO”) applicable to common shares and partnership units in accordance with the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (“NAREIT”), which the Company refers to as the “White Paper.”   The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  The Company’s interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO.  The Company calculates AFFO, which reflects FFO in accordance with the NAREIT definition further adjusted by: (i) adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (ii) adding back amortization of deferred financing costs; (iii) making adjustments for the amortization of original issue discount/premium; (iv) adding back non-cash stock expense; (v) adding back impairment related expenses; (vi) adding back FFO attributed to our partners in consolidated joint ventures; and (vii) making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

An additional consideration for eligibility for an annual non-equity incentive award by the Chief Executive Officer, President and Chief Operating Officer and the Chief Financial Officer included the Company’s achievement of a dividend payout ratio of less than or equal to 95% of 2008 AFFO.  The dividend payout ratio is calculated by dividing the common dividend paid per common share for the year by the AFFO per share generated during the year.  The Compensation Committee believes this metric is an indication of the Company’s ability to generate a return to its shareholders.

The Compensation Committee also established additional position-specific quantitative and qualitative performance goals for each of the named executive officers.  Position-specific performance goals included, but were not limited to, growing the size of the Company’s portfolio, maintaining institutional ownership of the Company common shares at certain levels, complying with disclosure obligations pursuant to the federal securities laws and achieving clearance with the Company’s independent accountants with regard to internal controls and procedures.

On December 3, 2008, the Compensation Committee approved annual non-equity incentive awards under the 2008 Incentive Plan to the Chief Executive Officer and each of the other named executive officers, with respect to the fiscal year ended December 31, 2008.  While 2008 AFFO per share did not increase by 5%, or more, when adjusted for the dilutive effect of the Company’s May 2008 common stock offering, an increase in 2008 AFFO per share in excess of 5% of 2007 AFFO was achieved.  The Compensation Committee exercised discretion to exclude the dilutive impact of the May 2008 equity offering which was accretive to the Company’s book value per share.  In addition, each of the position–specific performance goals established by the Compensation Committee under the 2008 Incentive Plan was achieved by the named executive officers.

Based upon the foregoing, the Compensation Committee determined that the awards under the 2008 Incentive Plan were as follows:

Officer	Office	2008 Incentive Plan Award	2008 Incentive Plan Award as a Percentage of Base Salary
Jay H. Shah	Chief Executive Officer	$411,000	97%
Neil H. Shah	President and Chief Operating Officer	$388,000	97%
Ashish R. Parikh	Chief Financial Officer	$220,000	80%
Michael R. Gillespie	Chief Accounting Officer	$67,375	35%

All 2008 annual incentive awards were paid in cash to the named executive officers in the table above on February 27, 2009.

2009 Annual Non-Equity Incentive Compensation Opportunities

As of the date of this proxy statement, the Compensation Committee has not completed the determination of the annual non-equity incentive compensation opportunities for the named executive officers for the performance year ending December 31, 2009.

Long-Term Equity Incentive Compensation

The Company may include as a part of a named executive officer’s compensation package a portion of the package in the form of long-term incentive compensation in order to connect compensation of the named executive officers to overall corporate performance and to align the economic interests of the named executive officers closely to the long-term interests of the Company and its shareholders. In determining the amount of long-term incentive compensation for each named executive officer, the Compensation Committee considers the named executive officer’s performance, potential future contributions to the Company, current compensation, importance to the Company over the long-term, performance relative to his or her peers within the Company and retention issues and concerns. Furthermore, the Compensation Committee looks at the overall performance of the Company and other qualitative factors such as team building and infrastructure creation in determining long-term incentive compensation for each of the named executive officers. The Compensation Committee can and does exercise discretion regarding its determination of long-term incentive compensation.

Awards of long-term incentive compensation are made pursuant to the Company’s 2008 Equity Incentive Plan, which provides for the grant of stock options, stock appreciation rights, stock awards, performance shares and incentive awards. The Compensation Committee has used and expects to continue using restricted stock awards as the primary component of long-term incentive compensation for the executive compensation program and believes restricted stock awards are an effective way to link an executive’s compensation to the performance of the Company.

Restricted shares may be granted to named executive officers annually in amounts to be recommended by the Compensation Committee and approved by the Board of Trustees. Typically, 25% of the restricted shares vest on each anniversary of the grant date resulting in 100% of such restricted shares being fully vested on the fourth anniversary of the grant date. The owners of the restricted shares are entitled, however, to receive all of the dividends declared by the Company and attributed to their ownership of the restricted shares during the vesting period.

Consistent with its philosophy of aligning executive compensation with the enhancement of long-term shareholder value, for 2008, the Compensation Committee recommended and the Board of Trustees approved restricted stock awards.  These restricted stock awards were granted on June 1, 2008 in the following amounts:

Officer	Office	Value of Restricted Shares Granted
Hasu P. Shah	Chairman of the Board of Trustees	$250,000
Jay H. Shah	Chief Executive Officer	$1,000,000
Neil H. Shah	President and Chief Operating Officer	$1,000,000
Ashish R. Parikh	Chief Financial Officer	$400,000
Michael R. Gillespie	Chief Accounting Officer	$75,000

As of December 31, 2008, no options or warrants to acquire the Company’s securities were outstanding. The Company has not issued options since January 1999, and no options have been outstanding since January 2004.

Benefits

Benefits are established based upon an assessment of competitive market factors and a determination of what is required to attract and retain talent, as well as provide long-term financial security to our employees and their families. The Compensation Committee periodically considers benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to the value to employees. The Company’s primary benefits for executive officers include participation in the Company’s health, dental and vision plans, 40l(k) plan and various insurance plans, including disability and life insurance, on the same basis as any other employee, The Company does not match employee contributions to its 401(k) plan, including contributions made by named executive officers.

Contractual Arrangements

The Company has entered into employment agreements with Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh and Michael R. Gillespie. The terms of these employment agreements include provisions related to payments to be made to the officers for events related to changes of control of the Company. These employment agreements are described under “Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control” beginning on page 21. The Compensation Committee believes it is appropriate for the Company to have an employment agreement with the executive officers to support stable and highly competent management on a long-term basis.

The Compensation Committee reviews the continued suitability of the employment and change of control agreements at least annually. The Compensation Committee believes that the agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change of contra] is ever under consideration, its executives will be able to advise the Board of Trustees about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change of control. The change of control agreements include so-called double triggers, which mean that benefits become available to executives under the agreements only upon a change of control and certain adverse employment developments for the executives such as termination by the Company without cause or termination by the executive for good reason. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of executives in employment security without unduly burdening the Company or shareholder value.

Stock Ownership Guidelines

The Company’s executive officers are not formally required to achieve or maintain any particular level of stock ownership in the Company. However, our Chairman of the Board of Trustees, Chief Executive Officer and President and Chief Operating Officer maintain significant stock ownership positions in the Company. Specifically, our Chairman of the Board of Trustees, Chief Executive Officer and President and Chief Operating Officer own 1.2%, 3.7% and 3.7% respectively, of our issued and outstanding common shares on a fully diluted basis. All of our trustees and officers considered as a whole own 10.7% of our issued and outstanding common shares on a fully diluted basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE

Michael A. Leven, Chairman
Thomas J. Hutchison III
Donald J. Landry
April 15, 2009	John M. Sabin

COMPENSATION COMMITTEE INTERLOCKS; INSIDER PARTICIPATION

No member of the Compensation Committee was at any time during 2008 an officer or employee of the Company nor was any such person a former officer of the Company.  In addition, no member of the Compensation Committee is an executive officer of another entity at which one of the Company’s executive officers serves on the board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information relating to total compensation of the named executive officers for the fiscal year ended December 31, 2008.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)(3)	Total

Hasu P. Shah	2008	$150,000	$97,723	$-	$14,750	$262,473
Chairman of the Board of Trustees	2007	150,000	53,659	-	12,447	216,106
	2006	125,000	32,568	62,500	13,873	233,941

Jay H. Shah	2008	$425,000	$532,397	$411,000	$3,980	$1,372,377
Chief Executive Officer	2007	400,000	291,972	400,000	3,616	1,095,588
	2006	350,000	107,979	262,500	3,595	724,075

Neil H. Shah	2008	$400,000	$501,347	$388,000	$14,698	$1,304,045
President and Chief Operating Officer	2007	375,000	260,922	375,000	14,960	1,025,882
	2006	320,000	79,867	240,000	26,176	666,043

Ashish R. Parikh	2008	$275,000	$218,496	$220,000	$15,187	$728,683
Chief Financial Officer	2007	250,000	122,326	187,500	14,960	574,786
	2006	225,000	51,422	112,500	17,634	406,555

Michael R. Gillespie	2008	$192,500	$41,011	$67,375	$14,590	$315,476
Chief Accounting Officer	2007	175,000	22,979	43,750	14,960	256,689
	2006	155,000	6,854	23,250	6,025	191,129
_____________________
(1)
Represents expense recognized by the Company for financial statement reporting purposes in the year of the award in accordance with SFAS No. 123R for restricted common share awards held by each named executive officer, which may include amounts from awards granted in and prior to 2007. Please see Note 9 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of share-based compensation expense.

(2)	Includes insurance premiums paid by the Company for medical, dental and life insurance benefits.
(3)
Under the SEC’s executive compensation rules, dividends paid on stock awards, including dividends paid on unvested restricted common shares, are generally not required to be reported separately because the value of the right to receive dividends is factored into the grant date fair value computed under SFAS No. 123R.  The amounts in the “All Other Compensation” column exclude dividends paid on unvested restricted common shares awarded to the Company’s named executive officers.

Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control

On June 28, 2007, we entered into amended and restated employment agreements with Hasu P. Shah (Chairman of the Board of Trustees), Jay H. Shah (Chief Executive Officer), Neil H. Shah (President and Chief Operating Officer), Ashish R. Parikh (Chief Financial Officer) and Michael R. Gillespie (Chief Accounting Officer). These agreements supersede all prior employment agreements between each executive officer and the Company and were filed in their entirety as exhibits to our Current Report on Form 8-K filed July 3, 2007.  Neither the Company nor the executive officers gave notice of non-renewal with respect to any of these employment agreements prior to June 30, 2008.  Accordingly, the term of these employment agreements will continue until terminated in accordance with their terms.

Each employment agreement provides for the payment of a minimum annual base salary to the executive officer, subject to any increase approved by the Board of Trustees.  In addition, each executive officer is eligible to receive other incentive compensation, including but not limited to, grants of stock options or shares of stock.  Each of the employment agreements also contains certain confidentiality, non-competition and non-recruitment provisions.

Each of the employment agreements provides for cash payments and the provision of other benefits to the effected executive officer upon the occurrence of certain triggers.  These triggers include the executive officer’s voluntary termination, the executive officer’s termination without cause (other than a termination without cause during the 12-month period following a change of control), the executive officer’s termination with cause, the executive officer’s death or disability and the executive officer’s termination without cause or resignation for good reason within 12 months of a change of control.

Each employment agreement provides that if the effected executive officer ceases being an employee of the Company on account of the effected executive officer’s voluntary termination or the effected executive officer’s termination with cause, the effected executive officer will not be entitled to any compensation after the effective date of the voluntary termination or termination with cause (except base salary and vacation accrued but unpaid on the effective date of such event).

Each employment agreement provides that in the event of the death or disability of the effected executive officer, the Company will continue to pay the effected executive officer or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the effected executive officer’s base salary then in effect through the month following the month in which such event occurs plus vacation accrued but unpaid as of the termination date.

Each employment agreement provides that upon a termination without cause (other than a termination without cause during the 12-month period following a change of control), the Company will make a lump sum payment to the effected executive officer within ten days after such termination equal to the sum of:

•	the effected executive officer’s accrued but unused vacation to the date of termination, plus

•
the amount of the effected executive officer’s monthly base salary then in effect for the lesser of 12 months or the number of months (including a fractional month) remaining in the term of the employment agreement.

Each employment agreement provides that upon a termination without cause or a resignation for good reason within 12 months following a change of control, the Company will:

•	fully vest the effected executive officer in any outstanding share awards and stock options that have not previously vested or become exercisable.

•	pay the effected executive officer any base salary and expenses reimbursable to the effected executive officer by the Company, each through the date of the termination.

•
pay a change of control bonus to the effected executive officer equal to a multiple of the sum of: (i) the effected executive officer’s then annual base salary, (ii) the maximum annual bonus that the effected executive officer could earn for the year that includes the date of termination (or if no maximum bonus amount has been set, the effected executive officer’s target bonus for that year) and (iii) the fair market value (determined as of the date of the change of control) of the share award(s) received by the effected executive officer for the year that includes the date of termination (or if no share awards were made in that year, the next preceding year in which the effected executive officer received a share award).  For purposes of calculating the change of control bonus, the following multiples apply: Hasu P. Shah–2x; Jay H Shah–4x; Neil H. Shah–3x; Ashish R. Parikh–2x; and Michael R. Gillespie–1x.

•	pay the effected executive officer’s insurance benefits for a period of 18 months after termination.

If any payment or benefit would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, it will be reduced, if and only to the extent that, a reduction will allow the executive officer to receive a greater net after tax amount than the executive officer would receive absent a reduction.

The following table sets forth the costs that the Company would have incurred and the payments the named executive officers would have received if they were terminated as of December 31, 2008 under the terms of the Agreements.

	Cash Payment	Continued Medical and Dental Benefits	Number of Shares to Vest Upon Termination	Value of Shares to Vest Upon Termination (1)	Total Cost of Termination(2)

Voluntary Termination or Termination with Cause
Hasu P. Shah	$-	$-	N/A	N/A	$0
Jay H. Shah	$-	$-	N/A	N/A	$0
Neil H. Shah	$-	$-	N/A	N/A	$0
Ashish R. Parikh	$-	$-	N/A	N/A	$0
Michael R. Gillespie	$-	$-	N/A	N/A	$0

Death or Disability
Hasu P. Shah	$12,500	$-	N/A	N/A	$12,500
Jay H. Shah	$35,417	$-	N/A	N/A	$35,417
Neil H. Shah	$33,333	$-	N/A	N/A	$33,333
Ashish R. Parikh	$22,917	$-	N/A	N/A	$22,917
Michael R. Gillespie	$16,042	$-	N/A	N/A	$16,042

Termination Without Cause
Hasu P. Shah	$150,000	$-	37,385	$112,155	$262,155
Jay H. Shah	$425,000	$-	188,290	$564,870	$989,870
Neil H. Shah	$400,000	$-	184,290	$552,870	$952,870
Ashish R. Parikh	$275,000	$-	75,191	$225,573	$500,573
Michael R. Gillespie	$192,500	$-	14,840	$44,520	$237,020

Termination Without Cause or Resignation for Good Reason following a Change of Control
Hasu P. Shah	$800,000	$21,190	37,385	$112,155	$933,345
Jay H. Shah	$7,825,000	$2,100	188,290	$564,870	$8,391,970
Neil H. Shah	$5,700,000	$21,976	184,290	$552,870	$6,274,846
Ashish R. Parikh	$1,900,000	$22,710	75,191	$225,573	$2,148,283
Michael R. Gillespie	$334,875	$21,814	14,840	$44,520	$401,209
_____________________
(1)	Calculated by multiplying the number of unvested shares by $3.00, the closing market price of the Company’s common shares on December 31, 2008.
(2)
Total cost of termination does not include amounts that would be incurred as a result of a determination that payments or benefits constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2008. For more information regarding grants of plan-based awards, see “Compensation Discussion and Analysis” beginning on page 13.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2)	Grant Date Fair Value of Stock(3)
Name	Grant Date	Threshold	Target	Maximum
Hasu P. Shah	June 1, 2008	N/A	N/A	N/A	25,510	$228,825
Jay H. Shah	June 1, 2008	$212,500	-	$531,250	102,040	$915,299
Neil H. Shah	June 1, 2008	$200,000	-	$500,000	102,040	$915,299
Ashish R. Parikh	June 1, 2008	$68,750	-	$275,000	40,816	$366,120
Michael R. Gillespie	June 1, 2008	$28,875	-	$67,375	7,653	$68,647
_____________________
(1)
Represents the potential range of performance-based incentive compensation that could be earned under the Company’s 2008 Incentive Compensation Plan.  Payments made under this plan were made in the first quarter of 2009 and the actual amount earned and paid appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
The number of restricted shares granted under the 2008 Equity Incentive Plan was calculated using a volume weighted average of the closing price of our common shares for the 30 trading days immediately preceding their grant date.

(3)	The grant date fair value of the restricted shares issued was calculated using the closing price of our common shares on the date of issuance.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of unexercised options, SARs and similar instruments, nonvested stock (including restricted stock, restricted stock units or other similar instruments) and incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2008.  As of December 31, 2008, there were no options outstanding.

	Stock Awards
Name	Number of Shares or Units or Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Hasu P. Shah	37,385	$112,155
Jay H. Shah	188,290	$564,870
Neil H. Shah	184,290	$552,870
Ashish R. Parikh	75,191	$225,573
Michael R. Gillespie	14,840	$44,520
_____________________
(1)	Calculated by multiplying the number of shares by $3.00, the closing market price of the Company’s common shares on December 31, 2008.

Shares of nonvested restricted stock noted in the table above are the result of restricted stock grants on June 1, 2005, 2006, 2007, and 2008.  Restricted shares vest 25% each year beginning on the first anniversary of the grant date.  The 499,996 shares of nonvested restricted stock for the named executive officers that were outstanding as of December 31, 2008 vest as follows:  161,783 shares in 2009; 145,536 shares in 2010; 123,163 shares in 2011; and 69,514 shares in 2012.

Option Exercises and Stock Vested

The Company did not issue any options in 2008, and as of December 31, 2008 there were no options outstanding. The following table presents information concerning the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Hasu P. Shah	6,145	$55,121
Jay H. Shah	35,833	$321,422
Neil H. Shah	32,583	$292,270
Ashish R. Parikh	14,895	$133,608
Michael R. Gillespie	2,813	$25,233
_____________________
(1)	Calculated by multiplying the number of shares by $8.97, the closing market price of the Company’s common shares on June 1, 2008, the vesting date of the shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In developing our portfolio since our initial public offering in 1999, we have entered into various transactions with our trustees, officers and entities controlled by them, including transactions relating to the leasing and managing of our hotels, acquisitions and dispositions of hotels, loans made by or for the benefit of us, and the purchase of goods and services. Certain of these transactions have been instrumental in the implementation of our business strategy and the growth of our portfolio. Although we have made certain efforts, described below, to ensure that these transactions were negotiated on an arms-length basis, we cannot assure you of this fact or that the terms of these transactions are as favorable to us as those we may have received from unaffiliated third parties. As a result of the growth in our portfolio, our current growth strategy and modifications to the REIT qualification rules, we have adopted certain policies with respect to transactions with our trustees, officers and entities controlled by them. The following is a summary of certain of these transactions, including a description of the transaction, the business purpose for the transaction and our current policy with respect to such a transaction.

Review and Approval of Related Party Transactions

The Acquisition Committee of the Board of Trustees, which was comprised of four independent trustees at December 31, 2008, considers questions of possible conflicts of interest with regard to related party transactions and attempts to ensure that proper safeguards are in place and are being followed when the Company enters into related party transactions.  This policy is set forth in the Acquisition Committee’s written charter, which is available on the Company’s website.  A majority of the members of the Acquisition Committee must approve the terms of each acquisition from or loan to a related party; however, this requirement is not expressly set forth in the Acquisition Committee’s written charter.

The Board of Trustees has a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which the Company or any of its subsidiaries is to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined in Item 404 of Regulation S-K promulgated by the SEC) has a direct or indirect material interest.  Related person transactions must be approved by a majority of our independent trustees; however, if the related person transaction involves an acquisition from or development loan to a related person, the transaction will be referred to the Acquisition Committee for its approval as described above.  The Board of Trustee’s policy requires any independent trustee with a direct or indirect interest in the transaction to recuse himself from any consideration of the related person transaction in which he has an interest.

Portfolio Formation Transactions with Trustees and Officers

In connection with our initial public offering in 1999, entities controlled by our officers and affiliated trustees contributed ten hotels to us in exchange for limited partnership units in our operating partnership. Since that time, we have continued to buy hotels from, and sell hotels to, entities controlled by our officers and affiliated trustees when a majority of our independent trustees has determined it was in our best interest to do so.

Hotel Acquisitions

Since our initial public offering in 1999, we have been able to acquire newly constructed or newly-renovated hotels from entities controlled by our officers or affiliated trustees. Of the 84 hotel properties purchased by us since our initial public offering, 27 were acquired from affiliates as of December 31, 2008, 24 of which were newly-constructed or substantially renovated. In connection with our initial public offering, we entered into an option agreement with Hasu Shah, Jay Shah, Neil Shah, K.D. Patel, David Desfor, and Kiran Patel. Pursuant to this agreement, we had the option to purchase any hotel owned or developed by these individuals or their affiliates that was within fifteen miles of any of our hotels or any hotel subsequently acquired by us for two years after such acquisition or development. In September 2003, the parties to this agreement amended the option agreement so that (a) the right of first refusal now applies to all hotels owned or developed by the parties, regardless of proximity to our hotels, and (b) the right of first refusal applies to each party until one year after such party ceases to be an officer or trustee. This arrangement gives us access to a pipeline of newly constructed and newly renovated hotels, without bearing all the risks associated with development and renovation. The option agreement, as amended, terminates with respect to each of the affiliates covered by the agreement one year after each such affiliate ceases to be a trustee, officer, partner of employee of the Company.

The following table sets forth certain information with respect to all of the acquisitions of, and agreements to acquire, hotels from entities controlled by our officers or trustees since January 1, 2008:

Hotel	Acquisition Date	Affiliated Sellers	Purchase Price

Hampton Inn Smithfield, Rhode Island	August 1, 2008
Hersha Northeast Associates, LLC in which Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor and Kiran P. Patel collectively owned a 62.7% interest.  Hersha Northeast Associates, LLC held a 60.0% interest in the entity that owned the Hampton Inn, Smithfield, Rhode Island.

$12.6 million, including $5.2 million in cash, $6.7 million in debt, and $0.7 million in reserves to be paid to the seller upon satisfactory completion of certain capital projects and financing activities

Holiday Inn Express Camp Springs, Maryland	June 26, 2008	Akshar Limited Liability Company in which Jay H. Shah, Neil H. Shah, David L. Desfor and Kiran P. Patel collectively owned a 33.3% interest.	$14.0 million, including $9.3 million in cash and the issuances of limited partnership units of HHLP valued at approximately $4.7 million

Hotel	Acquisition Date	Affiliated Sellers	Purchase Price

Sheraton Hotel New York, New York (JFK Airport)	June 13, 2008
Hersha Conduit Associates, LLC  in which Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor and Kiran P. Patel collectively owned a 76.0% interest.  Hersha Conduit Associates, LLC held a 50.0% interest in the entity that owned the Sheraton Hotel, New York, New York.
$34.7 million, including $23.8 million in debt, and the issuances of limited partnership units of HHLP valued at approximately $10.6 million

Duane Street Hotel New York, New York	January 4, 2008	44 Duane Street, LLC and 5444 Associates in which Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor and Kiran P. Patel collectively owned a 75.5% interest.	$24.8 million, including $2.0 million in cash, $15.0 million in debt, and the issuances of limited partnership units of HHLP valued at approximately $7.8 million

Development Loans Made to Related Persons

We have approved first mortgage and mezzanine lending to hotel developers, including entities in which our executive officers and affiliated trustees own an interest, to enable such entities to construct hotels and conduct related improvements on specific hotel projects at interest rates ranging from 10% to 15%. As of December 31, 2008, we had approximately $18 million of Development Loans outstanding to entities in which our executive officers and affiliated trustees own an interest. The following table sets forth additional information regarding Development Loans made by us to our affiliates:

		Largest Aggregate Amount of Principal Outstanding during the year ended December 31, 2008	Amount of Principal Outstanding as of March 31, 2009	Amount of Principal Funded Since January 1, 2008	Interest Rate	Amount of Interest Accrued during the year ended December 31, 2008

Hampton Inn & Suites (West Haven, CT)	44 West Haven Hospitality, LLC(1)	$2,000,000	$2,000,000	$-	10.0%	$203,335
Hampton Inn (Smithfield, RI)	44 Hersha Smithfield, LLC(2)	2,000,000	-	-	10.0%	81,667
Comfort Inn & Suites (Washington, DC)	44 Washington Associates, LLC(3)	3,400,000	-	3,400,000	15.0%	180,431
Hampton Inn (Brattleboro, VT)	Maple Lodging Inc.(4)	5,000,000	-	5,000,000	15.0%	406,250
Lexington Avenue Hotel (Manhattan, NY)	44 Lexington Holding, LLC(5)	10,000,000	10,000,000	10,000,000	11.0%	555,806
Renaissance by Marriott (Woodbridge, NJ)	Hersha Woodbridge Associates, LLC(6)	5,000,000	5,000,000	5,000,000	11.0%	329,083
Hilton Garden Inn (Dover, DE)	44 Aasha Hospitality, LLC(7)	1,000,000	1,000,000	1,000,000	10.0%	14,444
Element (Ewing, NJ)	American Properties at Scotch Road, LLC(8)	-	2,000,000	2,000,000	11.0%	-
_____________________
(1)
On October 9, 2006, the Company made a Development Loan to 44 West Haven, LLC, an entity in which Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor, and Kiran P. Patel collectively owned a 62.7% interest.

(2)
On October 9, 2006, the Company made a Development Loan to 44 Hersha Smithfield, LLC, an entity in which Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor, and Kiran P. Patel collectively owned a 37.6% interest.

(3)
On January 22, 2008, the Company made a Development Loan to 44 Washington Associates, LLC, an entity in which Jay H. Shah, Neil H. Shah, David L. Desfor, and Kiran P. Patel collectively owned a 23.9% interest.

(4)
On May 29, 2008, the Company made a Development Loan to Maple Lodging Inc., an entity in which Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor, and Kiran P. Patel collectively owned a 33.9% interest.

(5)	On May 30, 2008, the Company made a Development Loan to 44 Lexington Holding, LLC, an entity in which Hasu P. Shah, Jay H. Shah, and Neil H. Shah collectively owned a 37.0% interest.
(6)
On April 1, 2008, the Company made a Development Loan to Hersha Woodbridge Associates, LLC, an entity in which Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor, and Kiran P. Patel collectively owned a 75.0% interest.

(7)
On November 1, 2008, the Company made a Development Loan to 44 Aasha Hospitality, LLC, an entity in which Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor, and Kiran P. Patel collectively owned a 31.5% interest.

(8)	On August 6, 2008, the Company made a Development Loan to American Properties at Scotch Road, LLC, an entity in which Jay H. Shah and Neil H. Shah collectively owned a 50.0% interest.

Management Agreements with HHMLP

Our wholly owned taxable REIT subsidiary (“TRS”), 44 New England, engages eligible independent contractors, including HHMLP, as the property managers for hotels it leases from us pursuant to management agreements. Our management agreements with HHMLP provide for five-year terms and are subject to early termination upon the occurrence of defaults and certain other events described therein. As required under the REIT qualification rules, HHMLP must qualify as an “eligible independent contractor” during the term of the management agreements. Under the management agreements, HHMLP generally pays the operating expenses of our hotels. All operating expenses or other expenses incurred by HHMLP in performing its authorized duties are reimbursed or borne by our TRS to the extent the operating expenses or other expenses are incurred within the limits of the applicable approved hotel operating budget. HHMLP is not obligated to advance any of its own funds for operating expenses of a hotel or to incur any liability in connection with operating a hotel. Management agreements with other unaffiliated hotel management companies have similar terms.

As of December 31, 2008, HHMLP managed 50 of the properties leased to our TRS. HHMLP also managed three consolidated joint venture hotel properties and four unconsolidated joint venture hotel properties in which we maintain an investment. For its services, HHMLP receives a base management fee, and if a hotel exceeds certain thresholds, an incentive management fee. The base management fee for a hotel is due monthly and is equal to 3% of gross revenues associated with each hotel managed for the related month. The incentive management fee, if any, for a hotel is due annually in arrears on the ninetieth day following the end of each fiscal year and is based upon the financial performance of the hotel.  For the year ended December 31, 2008 we paid approximately $363,000 in incentive management fees to HHMLP.  For the year ended December 31, 2008, base management fees incurred totaled $6.1 million.  Hasu P. Shah, Jay H. Shah, Neil H. Shah, David L. Desfor and Kiran P. Patel, executive officers and/or trustees of the Company, collectively own a 70% interest in HHMLP.

Unit Redemption

In 2008, 175,843 units of limited partnership interest in our operating partnership were redeemed for our common shares of beneficial interest, including 50,000 units redeemed by Kiran P. Patel. Kiran P. Patel currently serves on the Company’s Board of Trustees. All other units redeemed were held by third parties. Each unit was redeemed for one common share of beneficial interest.

Accounting and Information Technology Services Provided by HHMLP

HHMLP provides accounting and information technology services for the Company. Monthly fees for accounting services are $2,000 per wholly owned property. Monthly information technology fees are $500 per wholly owned property and $1,000 for the corporate headquarters. For the year ended December 31, 2008, the Company incurred accounting fees of $1.4 million and information technology fees of $316,000.

Capital Expenditure Services Provided by HHMLP

HHMLP charges a 5% fee on all capitalized expenditures and pending renovation projects at the properties as compensation for procurement services related to capital expenditures and for project management of renovation projects. For the year ended December 31, 2008, we incurred fees of $271,000.

THE AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Trustees (the “Audit Committee”) is composed of four trustees, all of whom are independent under the corporate governance standards of the NYSE, and the Audit Committee operates under a written charter adopted by the Board of Trustees. The Audit Committee reviews audit fees and recommends to the Board of Trustees the selection of the Company’s independent accountants. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with PCAOB standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report thereon to the Board of Trustees. In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm for the 2008 fiscal year.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB relating to KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP that firm’s independence.

Based upon the Audit Committee’s review and discussions with management and KPMG LLP referred to above, the Audit Committee recommended that the Board of Trustees include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas S. Capello. Chairperson
Thomas J. Hutchison, III
Donald J. Landry
April 15, 2009	John M. Sabin

INFORMATION ABOUT OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees, upon the recommendation of the Audit Committee, engaged KPMG LLP to serve as the Company’s independent registered public accounting firm for the 2009 fiscal year. We anticipate that two representatives from KPMG LLP will attend the Annual Meeting and these persons will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Audit Committee reviews with management and the independent accountants the results of the independent accountants’ review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10Q. The Audit Committee also reviews the fees charged by the Company’s independent accountants. During the fiscal years ended December 31, 2008 and 2007, KPMG LLP billed the Company the fees set forth below in connection with services rendered by that respective firm to the Company.

Independent Registered Public Accounting Firm Fees and Services

KPMG LLP was Hersha’s independent registered public accounting firm for the 2008 and 2007 fiscal years and billed, or expects to bill, the following fees for fiscal 2008 and fiscal 2007.

Audit Fees

For professional services rendered by KPMG LLP for the audit of our annual financial statements, reviews of the financial statements included in the our Quarterly Reports on Form 10-Q, and other services provided in connection with statutory and regulatory filings, and an audit of internal control over financial reporting, KPMG LLP billed us $745,000 with respect to 2008 and $745,000 with respect to 2007.

Audit Related Fees

For professional services rendered by KPMG LLP provided in connection with comfort letters and SEC registration statements, KPMG LLP billed us $40,000 with respect to 2008 and $41,000 with respect to 2007.

Tax Fees

For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning matters, KPMG LLP billed us fees in the aggregate amount of $164,250 with respect to 2008 and $145,000 with respect to 2007. These tax services related to the preparation of our state and federal tax returns, and tax advice on structuring loans and joint venture and review of dividend calculations.

All Other Fees

KPMG LLP did not render or charge us for any other services not included in audit fees or audit related fees as disclosed above with respect to 2008 or 2007.

Pre-Approval Policies for Permissible Non Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy that it must pre-approve all audit and permissible non-audit services provided by the independent auditor prior to engagement of the auditor for each such service, and all such services were pre-approved by the Audit Committee. Except as disclosed above, there were no non-audit services provided by the independent auditor in 2008.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has unanimously approved and voted to recommend that the shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. We anticipate that two persons from KPMG LLP will attend our annual meeting and these persons will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Unless you direct otherwise in your proxy, proxies will be voted for the proposal.  The affirmative vote of holders of the majority of the votes cast on the proposal is required for its approval.  Abstentions and broker non-votes will have no effect on the result of this vote.

The Board of Trustees recommends a vote “FOR” ratification of the appointment of
KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.

SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR THE 2010 ANNUAL MEETING

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2010 annual meeting of shareholders must present such proposal to the Company at its principal office in Harrisburg, Pennsylvania not later than December 16, 2009, in order for the proposal to be considered for inclusion in the Company’s proxy statement.  We will not consider proposals received after December 16, 2009 for inclusion in our proxy materials for our 2010 annual meeting of shareholders.

The Company’s Bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, but not included in the Company’s Proxy Statement, the shareholder must give timely notice in writing not later than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, shareholders must give such notice in writing not later than December 16, 2010. As to each matter, the notice shall contain (i) a brief description of the business desired to be brought before the meeting and the reasons for addressing it at the annual meeting; (ii) any material interest of the shareholder in such business; (iii) the name and address of the shareholder; and (iv) the number of each class of securities that are owned beneficially and of record by the shareholder.

The Company’s Bylaws provide that a shareholder of record, both at the time of the giving of the required notice set forth in this sentence and at the time of the 2010 annual meeting, entitled to vote at the 2010 annual meeting may nominate persons for election to the Board of Trustees by mailing written notice to the Corporate Secretary of the Company not less than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be received not earlier than 90 days prior to the announcement of the annual meeting.  The shareholder’s notice must set forth (i) as to each person whom the shareholder proposes to nominate for election as a trustee, all information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Trustees; (ii) the consent of each nominee to serve as a trustee of the Company if so elected; (iii) the name and address of the shareholder and of each person to be nominated; and (iv) the number of each class of securities that are owned beneficially and of record by the shareholder.

OTHER MATTERS

The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of common shares entitled to vote at the Annual Meeting, upon written request to Ashish Parikh, the Company’s Chief Financial Officer, at 44 Hersha Drive, Harrisburg, Pennsylvania 17102, Telephone (717) 236-4400, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the financial statements and financial statement schedules filed by the Company with the SEC.

BY ORDER OF THE BOARD OF TRUSTEES

/s/ David L. Desfor

DAVID L. DESFOR
April 15, 2009	Corporate Secretary

HERSHA HOSPITALITY TRUST PENN MUTUAL TOWERS 510 WALNUT ST., 9TH FLOOR PHILADELPHIA, PA 19106
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Hersha Hospitality Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hersha Hospitality Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12966-P72626	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERSHA HOSPITALITY TRUST		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends a vote for all nominees
1. Election of Trustees		☐	☐	☐

Nominees 01) Hasu P. Shah 02) Michael A. Leven 03) Kiran P. Patel 04) John M. Sabin

The Board of Trustees recommends a vote for
Proposal 2.

2.  Ratification of KPMG LLP as the Company’s independent registered public accounting firm.

3.  In their discretion, the Proxies are authorized
to vote upon such other business and matters
incident to the conduct of the meeting as may
properly come before the meeting.

Please sign name exactly as it appears on the share certificate. Only one of several joint owners or co-owners need sign.  Fiduciaries should give full title.
		For ☐	Against ☐	Abstain ☐
This proxy is solicited on behalf of the Board of Trustees.   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted (1) for all nominees for election as Trustees, (2) for ratification of KPMG LLP as the company’s independent registered public accounting firm and (3) according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponements or adjournments thereof.

Signature (PLEASE SIGN WITHIN BOX)	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

M12967-P72626

HERSHA HOSPITALITY TRUST
Harrisburg, Pennsylvania

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2009

The undersigned hereby appoints David L. Desfor and Ashish R. Parikh, or either of them, with full power of substitution in each, to vote all shares of the undersigned in Hersha Hospitality Trust, at the annual meeting of shareholders to be held on May 21, 2009, at Penn Mutual Towers, 510 Walnut Street, 9th floor, Philadelphia, Pennsylvania, 19106 at 9:00 a.m., Eastern Time, and at any and all adjournments and postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE